RESULTS OF ANNUAL MEETING OF STOCKHOLDERS (UNAUDITED)

On April 19, 2001, the Annual Meeting of Stockholders of
Cornerstone Strategic Value Fund, Inc. (the "Fund") was held and the following matters were voted upon:

(1) To elect two Class I Directors until the year 2002
Annual Meeting, two Class II Directors until the year
2003 Annual Meeting and two Class III Directors until the year 2004 Annual Meeting.

Name of Class I Directors              For         Abstain
Ralph W. Bradshaw                  3,029,773       612,600
Edwin Meese III                    3,028,124       614,249

Name of Class II Directors             For         Abstain
Thomas H. Lenagh                   3,029,173       613,200
Scott B. Rogers                    3,028,913       613,460


Name of Class III Directors            For        Abstain
Andrew A. Strauss                   3,029,773       612,600
Glenn W. Wilcox, Sr.                3,029,373       613,000


(2) To  approve a new investment management agreement between
Cornerstone Advisors, Inc. and the
      Fund.
			For      Against   Abstain
		     2,101,840     615,542   33,973

(2) To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2001.


			For       Against   Abstain
		     3,507,302     113,289   21,289